THE GAP, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE



                               Fifty-two weeks ended

                              January 28,     January 29,   January 30,
                                 1995            1994          1993

Net earnings ($000)              $320,240       $258,424      $210,701

Weighted average shares of
common stock outstanding
during the period             145,570,538    144,841,137   143,672,924

Add incremental shares from
assumed exercise of stock
options (primary)                 574,059        687,009     1,054,393

                              146,144,597    145,528,146   144,727,317

Primary earnings per share      $    2.19      $    1.78     $    1.46

Weighted average shares of
common stock outstanding
during the period             145,570,538    144,841,137   143,672,924

Add incremental shares from
assumed exercise of stock
options (fully-diluted)           589,416        973,372     1,083,742

                              146,159,954    145,814,509   144,756,666

Fully-diluted earnings
per share                       $    2.19       $   1.77     $    1.46



NOTE: The information provided in the exhibit is presented in accordance with Regulation S-K, Item 601(b)(11), while net earnings per share on the Consolidated Statements of Earnings is presented in accordance with APB Opinion 15. This information is not required under APB Opinion 15, as the difference between primary and fully - diluted earnings per share and earnings per share calculated on a weighted average share basis is less than 3%.